Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

June 21, 2022

Graeme Currie

[***]

Delivered via Email

Re:     Offer of Employment

Dear Dr. Graeme Currie:

We are excited that you will be joining Pasithea Therapeutics Corp. (the “we,” “us” or the “Company”) and helping us to build our business. We are pleased to offer you employment on the following terms.

POSITION AND RESPONSIBILITIES.

You will serve as a full-time employee with Pasithea, your title will be Chief Development Officer and you will report to the CEO and the board. Your start date will be June 22, 2022. Notwithstanding the foregoing, during the Part-Time Employment Period (as defined below), you shall be required to devote seventy-five (75%) percent of your working time, up to thirty hours per week, in your role for Pasithea. “Part-Time Employment Period” means the period of time commencing on the start date and ending on the earlier to occur of (a) the first anniversary of the start date, and (b) the date on which this agreement is terminated in accordance with the terms hereof. During the Part-Time Employment Period, all Company policies shall still apply, other than a requirement of full time work, and you shall comply with the terms of the Non-Disclosure, Non-Competition, Confidential Information, and Non- Solicitation Agreement (the “RCA”) (including, for the sake of clarity, its restrictions on engaging in any work for a Competitive Business). You further agree to take all commercially reasonable steps during the Part-Time Employment Period to ensure that (a) any Assigned Inventions (as defined in the RCA) shall be assigned to the Company, and (b) no confidential information belonging to any third party is brought to the Company’s premises or used in the performance of your duties.

COMPENSATION.

a. Salary. You will be paid an annual base salary of $375,000, payable in biweekly installments as well a discretionary annual bonus and subject to withholding in accordance with the Company's standard payroll practices for salaried employees. Salary may be increased or decreased upon prior, written notice to you at any time at the Company’s discretion.

b. Discretionary Annual Bonus. For each year of your employment, you will be considered for an annual incentive bonus with respect to each fiscal year of your employment with Pasithea, the amount, terms and conditions of such bonus (if any) are to be determined at the sole discretion of the Company. Your discretionary annual bonus shall be up to 35% of your base annual salary and contingent upon you being employed by Pasithea as of the payment date of such incentive bonus. The bonus will also be subject to your employment for the full period covered by the bonus, approval by, and adjustment at the discretion of the Company and the terms of any applicable bonus plan. The annual performance bonus, if any, shall be paid between March 15th and May 15th of the calendar year following the calendar year for which such bonus was earned. You must be employed on the date of the bonus payment date in order to be eligible for any bonus.

c. Sign on bonus. You will be paid a sign on bonus of $30,000, payable within fifteen (15) days of your start date. In the event of you are not employed by the Company on or prior the first anniversary of your start date, you shall repay the sign-on bonus within ten (10) days of your termination date.

d. Equity grant. After joining the Company, and subject to (i) the Company’s obtaining stockholder approval to increase the number of shares of the Company’s Common Stock issuable under its 2021 Stock Incentive Plan (the “Amended Plan”) in an amount determined by the Company in its sole discretion in connection with its next annual meeting of stockholders, (ii) the Company’ Registration Statement on Form S-8 covering the Amended Plan being declared effective by the Securities and Exchange Commission, (iii) the approval of the equity grant to you contemplated herein by Pasithea’s Board of Directors, and (iv) your execution of a stock option grant agreement provided by the Company, you will be granted an option to purchase 300,000 shares of Pasithea’s Common Stock at an exercise price per share equal to the then fair market value of a share of Common Stock of Pasithea (the “Option”), as determined in accordance with Pasithea’s then-current equity award granting policy. Subject to the approval of Pasithea’s Board of Directors, the Option shall vest in accordance with the terms set forth in your stock option grant agreement, subject to your continuing employment with the Company. This option grant shall be subject to the then-current terms and conditions of Pasithea’s employee stock option plan and agreement and shall be the governing document as regards the Option. No right to any stock is earned or accrued until such time that vesting occurs, not does the grant confer any right to continue vesting or employment

e. Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, such as health insurance, paid time off of up to 21 days per year, and long term disability insurance, in each case, upon completion of 30 days of employment.

DISCLOSURE. You represent and warrant to the Company that you are not party to any agreements, whether relating to your prior employment or otherwise, that may prevent you from performing the duties of your position as contemplated herein or affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You further represent that you have not used for the Company’s behalf, and will not disclose, any trade secrets or other proprietary right of any previous employer or any other party.

PERIOD OF EMPLOYMENT. You shall be an at-will employee, and either you or the Company may terminate your employment at any time, for any reason, with or without advance notice. Subject to the foregoing sentence, your employment with the Company will last at a minimum for three years after the date hereof. In the event of unexpected circumstances outside of your and the Company’s control, at no fault of either party, that leads to your termination of employment prior to three years, the Company will offer you a 6-month severance equal to 6 months of your base salary paid in accordance with the Company’s customary payroll procedures, which severance shall be conditioned on you agreeing to and signing a general release of claims in favor of the Company, which form would be provided to you by the Company. Whether a cause of termination constitutes unexpected circumstances shall be in the sole discretion of the Company.

Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the period of employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company within 3 business days of your start date documentary evidence of your identity and eligibility for employment in the United States.

WITHHOLDING TAXES. All forms of cash compensation referred to in this letter are subject to reduction to reflect applicable withholdings and deductions as required by law and as authorized by you.

Restrictive Covenants. You also will be required to sign, as a condition of your employment, a Non- Disclosure, Non-Competition, Confidential Information, and Non-Solicitation Agreement, a copy of which is enclosed.

ENTIRE ARRANGEMENT. This letter, together with the addendum hereto as Exhibit A, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company. This letter may not be amended other than in a signed writing of both parties. Our offer of employment is also conditioned upon verification of your employment application, and the receipt by Pasithea of satisfactory results from a background verification.

DISPUTE RESOLUTION AND GOVERNING LAW. The terms of the Offer Letter and the resolution of any disputes as to the meaning, effect, performance, or validity of the Offer Letter of arising out of, related to, or in any way connected with, this Offer Letter or your employment or any relationship to Pasithea (the “Disputes”) will be governed by Delaware law, excluding laws relating to conflicts or choice of law. You and Pasithea submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Florida in connection with any Dispute or any claim related to any Dispute.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept our offer of employment by signing and dating both the enclosed duplicate original of this letter and returning them to me to the physical or email addresses set forth below. This offer of employment will expire on three days as of the date set forth above.

[Remainder of page intentionally left blank]

Very truly yours,

/s/ Tiago Reis Marques
Pasithea Therapeutics Corp.
Name:	Tiago Reis Marques
Title:	Chief Executive Officer
Address:	1111 Lincoln Road
Suite 500
Miami Beach, FL 33139
Email:	[***]

I have read and accept this employment offer as of June 21, 2022:

/s/ Graeme Currie
Print Name: Graeme Currie

EXHIBIT A

NON-DISCLOSURE, NON-COMPETITION, CONFIDENTIAL INFORMATION,

AND NON-SOLICITATION AGREEMENT

This Non-Disclosure, Non-Competition, Confidential Information, and Non-Solicitation Agreement (the “Agreement”) is a legal agreement between you (the “Employee”) and the Pasithea Therapeutics, Corp. (the “Company”). Please read it carefully. By accepting the Company’s offer of employment and/or by continuing your employment with the Company, you will be expressly affirming that you acknowledge, understand, accept, and agree to be bound by this Agreement.

RECITALS

A. The Employee has received an offer of employment from the Company and/or is currently working for the Company.

B. As an Employee of the Company, the Employee will become exposed to Confidential Information (as defined below) of the Company, and the Company has a legitimate, business interest in preventing unauthorized use or transfer of such Confidential Information. Employee acknowledges that maintaining complete privacy and avoiding disclosure of Confidential Information is critically important to the Company and its clients.

C. The Employee is required, as a condition of his or her employment and continued employment, to sign this Agreement.

D. The Employee desires to enter into this Agreement in order to satisfy such condition.

E. The consideration for the Employee’s entering into this Agreement consists of the offer of employment with the Company; continued employment with the Company; and the compensation, benefits, and opportunities that the Employee will receive by virtue of such employment and/or continued employment.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Consideration For Agreement

The Employee acknowledges and agrees that the execution of this Agreement is a condition precedent to his or her employment and/or continued employment with the Company.

2.	Restrictive Covenants: Competition and Clients

The Employee acknowledges and agrees that solely by reason of employment by the Company, the Employee has and will come into contact with a significant number of the Company’s customers and prospective customers and have access to Confidential Information (as defined below) and trade secrets relating thereto, including those regarding the Company’s clients, prospective clients, proprietary business models and strategies, and related information.

Consequently, the Employee covenants and agrees that he or she will not, for a period of twelve (12) months following the end of his or her employment with the Company for any reason, whether voluntary or involuntary (the “Restricted Period”), directly or indirectly: (i) enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below); (ii) engage in any directly Competitive Business for his own account; (iii) become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; (iv) initiate contact with, or respond to inquiries from, customers the Company for the purpose of providing products or services of the type provided by the Employee while employed by the Company; (vii) encourage investors, clients or prospective investors or clients of the Company to terminate, cancel, not renew, or not place business with the Company, or to place business with another company which is similar to the business of the Company; or (viii) perform or supervise the performance of services or provision of products of the type sold or provided by the Employee while he or she was employed by the Company on behalf of any customers or prospective customers of the Company. These restrictions shall apply only to those customers of the Company with which the Employee had contact or about which the Employee obtained or had access to Confidential Information or trade secrets during the last two (2) years of his or her employment with the Company. For the purposes of this Section 2, the term “contact” means interaction between the Employee and the customer which takes place to further the business relationship, or making (or assisting or supervising the making of) sales to or performing or providing (or assisting or supervising the performance or provision of) services or products for the customer on behalf of the Company. For purposes of this Section 2, the term “contact” with respect to a “prospective” customer means interaction between the Employee and a potential customer of the Company which takes place to obtain the business of the customer on behalf of the Company. For purposes of this Section 2, “Competitive Business” for purposes of this Agreement shall mean any business or enterprise: (a) which engages in the research and discovery of new and effective treatments for psychiatric and neurological disorders, or (b) in which the Company engages in or has made material steps to engage in during the Term pursuant to a determination of the Board and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment. Nothing in this Agreement shall preclude Executive from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over- the-counter market and if such investment does not result in his beneficially owning, at any time, more than five percent (5.0%) of the publicly-traded equity securities of such Competitive Business.

3.	Restrictive Covenants: Employees

The Employee acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees of the Company, the Employee has and will come into contact with and acquire Confidential Information and trade secrets regarding the Company’s other employees and its principals. Accordingly, the Employee covenants and agrees that both during his or her employment with the Company and during the a period of six (6) months following the end of his or her employment with the Company for any reason, whether voluntary or involuntary, the Employee will not, either on the Employee’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, (a) solicit, hire, encourage, or assist others to solicit or to hire any individual who worked for the Company during the last two (2) years of Employee’s employment with the Company; or (b) encourage any such individuals to terminate their employment or other working relationship with the Company, or to breach their obligations to the Company.

4.	Restrictive Covenants: Confidentiality And Non-Disparagement

(a) The Employee agrees that he or she will not, during his or her employment with the Company or at any time after such employment ends for any reason (whether voluntary or involuntary), use for his or her own or another’s purposes, or disclose to any other person or entity (other than in the proper course of employment with the Company) any Confidential Information. This Section 3(a) shall not apply to any part of such Confidential Information that comes into the public domain otherwise than by reason of an unauthorized disclosure, or that is disclosed to the Employee on a non-confidential basis by a third party who is not bound by a duty of confidentiality. “Confidential Information” shall be given its broadest possible interpretation and shall mean any and all information of the Company, its affiliates, subsidiaries, parents, any fund managed by them (collectively, “Company Entities”), including without limitation: (i) financial and business information relating to any Company Entity, such as information with respect to costs, fees, profits, revenues, markets, mailing/client lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures and new marketing ideas; (ii) product and technical information relating to any Company Entity, such as software, software codes, computer models and research and development projects; (iii) donor or investor information; (iv) personnel information, such as the identity and number of any Company Entity’s other employees and officers, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any donor or prospective donor of a Company Entity, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices; (vi) any information related to any security system of any Company Entity or any of employees, or (vii) any information not included in (i) through (vii), above, which the Employee knows or should know is subject to a restriction on disclosure or which the Employee knows or should know is considered by any Company Entity to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public. . Confidential Information can be in any form, including but not limited to verbal, written, or machine readable, including electronic files, photos or videos. By way of example but not limitation of the foregoing, Confidential Information may be acquired by observing documents, things, people or events, by direct communication with clients or others or by overhearing conversations in person or over the telephone or otherwise.

(b) Immediately upon the termination of employment with the Company for any reason, or at any time the Company so requests, the Employee will return to the Company: (i) any originals and all copies of all files, notes, documents, slides (including transparencies), computer disks, printouts, reports, lists of the Company’s donors or leads or referrals to prospective clients, and other media or property in the Employee’s possession or control that contain or pertain to Confidential Information or trade secrets; and (ii) all property of the Company, including, but not limited to, supplies, keys, access devices, books, identification cards, computers, telephones and other equipment. The Employee agrees that on completion of the obligations set forth in this subparagraph, and if requested by the Company, the Employee will execute a statement declaring that he or she has retained no property of the Company or materials containing Confidential Information, nor has he or she supplied the same to any person, except as required to carry out his or her duties as an employee of the Company.

(c) The Employee further agrees that, except as required by law, the Employee will not do or say (or omit to do or say) anything that is intended, or might reasonably be expected, to harm or disparage the Company Entities, any of its or their donors or prospective donors or any of the Company Entity’s employees or to impair the reputation of any of the foregoing, or the reputation of any of its services, products, officers, or employees.

(d) Employee further agrees that Employee shall not, on Employee’s own initiative or in response to an inquiry, discuss or disclose, in any medium, any matters affecting or concerning any Company Entity with a member of the media, unless a duly authorized representative of the affected Company Entity has provided prior written consent. Any media inquiries regarding either of the aforementioned should be referred immediately to Employee’s immediate superior.

5.	Invention Assignment

Employee agrees to promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that Employee may make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of employment, whether or not in the course of Employee’s employment, and whether or not patentable, copyrightable or protectable as trade secrets. Employee acknowledges and agrees that any copyrightable works prepared by me within the scope of Employee’s employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions that Employee makes, creates, conceives or first reduces to practice during the period of employment, whether or not in the course of Employee’s employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by Employee for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. Employee agrees to execute any documentation in order to effectuate the terms herein. Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

6.	Employee’s Acknowledgment

The Employee hereby expressly acknowledges and agrees that (a) the restrictions and obligations set forth in and imposed by Sections 2, 3, and 4 will not prevent Employee from obtaining gainful employment in Employee’s field of expertise or cause Employee undue hardship; and (b) the restrictions and obligations imposed on Employee under Sections 2, 3, and 4 are necessary to protect the legitimate business interests of the Company including its Confidential Information, and are reasonable in view of the benefits and consideration Employee has received or will receive from the Company. Employee agrees to provide a copy of this Agreement to any prospective employer or business partner prior to accepting employment or entering into any other business relationship with such prospective employer or business partner. Employee further acknowledges that nothing herein is intended to or shall be read to interfere with Employee’s rights under governing law, including without limitation from engaging in any rights protected by Section 7 of the National Labor Relations Act,

7.	Equitable Relief

In recognition of the fact that irreparable injury will result to the Company in the event of a breach by the Employee of his or her obligations under Section 2, 3, or 4 of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Employee acknowledges, consents, and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to (a) specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Employee and persons acting for or in connection with the Employee and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company in seeking to enforce the provisions of this Agreement.

8.	Severability

The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect Confidential Information and trade secrets, client relationships, and goodwill. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law and public policies. Accordingly, if any particular portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such invalid portion, and reformed to the extent valid and enforceable. Such deletion and reformation shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

9.	Other Agreements and Obligations Survive

Neither the Employee nor the Company intends to waive or release the applicability of any other more extensive legal or contractual obligations the Employee may owe the Company at any particular time, including under any employment agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter with regard to the subject matters of Sections 2, 3, or 4.

The obligations of the Employee under this Agreement shall be independent of, and unaffected by, and shall not affect, other agreements, if any, binding the Employee that apply to the Employee’s business activities during and/or subsequent to the Employee’s employment by the Company, including any employment agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter. The obligations under this Agreement also shall survive any changes made in the future to the employment terms of the Employee, including, but not limited to, changes in salary, benefits, bonus or incentive compensation, job title, and job responsibilities.

10.	Employment Unaltered

The Employee understands that this Agreement does not constitute a contract of employment and does not promise or imply that his or her employment will continue for any period of time. Unless otherwise agreed to under any employment or other agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter, employment with the Company is “at will” and may be terminated either by the Employee or the Company at any time, for any or no reason, and with or without notice.

11.	Binding Effect; Assignment

The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any of its subsidiaries or affiliates to whose employ he or she may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. Further, the rights of the Company hereunder may be assigned, without consent of the Employee, at any time, to any successor in interest of the Company, or any portion thereof, by reason of merger, consolidation, sale, lease or other disposition of any or all of the assets or stock of the Company.

12.	Choice of Forum

The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, agree that any action or proceeding , other than with respect to Paragraph 6 of this Agreement, shall be brought as provided in the “Dispute Resolutions and Governing Law” section of the Offer Letter to which this Agreement is appended.

13.	Non-Waiver

The failure of either the Company or the Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance. Any waiver by the Company or by the Employee must be in a written or electronic instrument signed by either the Employee, if the Employee is seeking to waive any of his or her rights under this Agreement, or by a senior executive officer of the Employer, if the Company is seeking to waive any of its rights under this Agreement.

14.	Modification

No modification of this Agreement shall be valid unless made in a written or electronic instrument signed by both parties hereto, wherein specific reference is made to this Agreement.

15.	Cooperation

Both during the Employee’s employment with the Company and after the termination thereof for any reason, the Employee agrees to provide the Company with such information relating to his or her work for the Company or others, as the Company may from time to time reasonably request in order to determine his or her compliance with this Agreement.

16.	Disclosure

The Employee hereby specifically authorizes the Company to contact his or her future employers to determine his or her compliance with the Agreement or to communicate the contents of this Agreement to such employers. The Employee further specifically authorizes the Company to, in its sole discretion and without further permission from the Employee, furnish copies of the Agreement to any client or prospective client of the Company and indicate that the Employee has entered into this Agreement with the intention that the Company and each of its clients or prospective clients may rely on his or her compliance with this Agreement.

17.	Headings

Section headings are used herein for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

18.	Acknowledgement

Employee has been individually represented by legal counsel of Employee’s own choice in the negotiations of this Agreement in general and Section 2 and Section 12 (including its choice-of-law and exclusive venue provisions) in particular.

*                                  *                                  *

ACCEPTED AND AGREED TO:

EMPLOYEE:

/s/ Graeme Currie
Graeme Currie